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              THIRD AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT


      THIS THIRD AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT, dated
June 30, 1995 (this "Amendment"), among DONNELLY CORPORATION, a Michigan corporation (the "Company"), the Banks set forth on the signature pages hereof (collectively, the "Banks" and individually, a "Bank"), and NBD BANK (formerly known as NBD Bank, N.A.), as agent for the Banks (in such capacity, the "Agent").

                                   RECITALS

      A. The parties hereto have entered into a Revolving Credit Loan Agreement dated as of July 16, 1993 (as amended, the "Credit Agreement"), which is in effect.

      B. The Company desires to amend the Credit Agreement as herein provided, to, among other matters, increase the amount of the Commitments available under the Credit Agreement and add an additional Bank to provide the increased Commitment amount, and the Banks and the Agent are willing to so amend the Credit Agreement on the terms set forth herein.

                                   AGREEMENT

      Based upon these recitals, the parties agree as follows:

      1. Amendment. Upon the Company satisfying the conditions set forth in paragraph 4 (the date that this occurs being called the "effective date"), the Credit Agreement shall be amended to read as follows:

            (A) The definition of "Banks" in the first paragraph of the Credit Agreement is deleted, a new definition of "Banks" is added to
            Section 1.1, and the definition of "Commitment" is amended, each as follows:

                  "Banks" means, collectively, NBD Bank (formerly known as NBD
            Bank, N.A.), a Michigan banking corporation, Societe Generale, a bank organized under the laws of France, and The First National Bank of Chicago, a national banking association, and each may be individually referred to as a Bank.

                  "Commitments" means the commitment of each Bank to make
            Revolving Credit Loans pursuant to Section 2.1 and 3.3, and to participate in Letter of Credit Advances through the Agent pursuant to Section 2.1, in an amount not exceeding the respective commitment amounts for each Bank set forth below, as such amount may be reduced from time to time pursuant to Section 2.2:

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            NBD Bank                                $40,000,000
            Societe Generale                         15,000,000
            The First National Bank of Chicago       15,000,000

            (B) Section 8.1 is amended by deleting existing subsection (iii) and renumbering existing subsection (iv) as subsection (iii).

            (C) The address for notices to The First National Bank of Chicago under Section 8.2 shall be as follows:

            The First National Bank of Chicago
            One First National Plaza
            Mail Suite 0088
            Chicago, Illinois 60670-0088
            Attn: Patricia H. Besser
            Facsimile No. (312) 732-5161

      2. References to Credit Agreement. From and after the effective date of this Amendment, references to the Credit Agreement in the Credit Agreement and all other documents issued under or with respect thereto (as each of the foregoing is amended hereby or pursuant hereto) shall be deemed to be references to the Credit Agreement as amended hereby.

      3. Representations and Warranties. The Company represents and warrants to the Banks and the Agent that:

            (a) (i) The execution, delivery and performance of this Amendment and all agreements and documents delivered pursuant hereto by the Company have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or award presently in effect applying to it, or of its articles of incorporation or By-Laws, or result in a breach of or constitute a default under any material agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by the Company of this Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Amendment and all agreements and documents delivered pursuant hereto by the Company are the legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms thereof.

            (b) After giving effect to the amendments contained herein, the representations and warranties contained in Article IV (other than Section 4.6) of the Credit Agreement are true and correct on and as of the effective date hereof with the same force and effect as if made on and as of such effective date.

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            (c)   The consolidated balance sheet of the Company and its
Subsidiaries and the consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal year ended
June 30, 1994, certified by the Company's accountants, and the interim consolidated balance sheet of the Company and its Subsidiaries and the interim consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the 9-month period ended March 31, 1995, copies of which have been furnished to the Banks, fairly present the consolidated financial condition of the Company and its Subsidiaries as at the date thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject in the case of the interim statements to year-end audit adjustments). There has been no material adverse change in the business, properties, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis, since June 30, 1994. There are no liabilities of the Company or any Subsidiary, fixed or contingent, which are material but are not reflected in such financial statements or the notes thereto.

            (d) No Event of Default has occurred and is continuing or will exist under the Credit Agreement as of the effective date hereof.

      4. Conditions to Effectiveness. This Amendment shall not become effective until the Agent has received the following documents and the following conditions have been satisfied, each in form and substance satisfactory to the
Agent:

            (a) Copies, certified as of the effective date hereof, of such corporate documents of the Company, including articles of incorporation, bylaws (or certifying as to the copies of the articles of incorporation and by-laws previously delivered to the Banks), and incumbency certificates, and such documents evidencing necessary corporate action by the Company with respect to this Amendment and all other agreements or documents delivered pursuant hereto;

            (b) A Revolving Credit Note, duly executed by the Company in favor of The First National Bank of Chicago; and

            (c) Such additional agreements and documents, fully executed by the Company, as may be reasonably requested by the Agent.

      5. Miscellaneous. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. Except as expressly amended hereby, the Credit Agreement and all other documents issued under or with respect thereto are hereby ratified and confirmed by the Banks, the Agent, and the Company and shall remain in full force and effect, and the Company hereby acknowledges that it has no defense, offset or counterclaim with respect thereto.

      6. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties may execute this Amendment by signing any counterpart.

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      7.    Expenses.  The Company agrees to pay and save the Agent and the
Banks harmless from liability for all costs and expenses of the Agent arising in respect of this Amendment, including the reasonable fees and expenses of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel to the Agent, in connection with preparing and reviewing this Amendment and any related agreements and documents.

      8. Governing Law. This Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such state and without giving effect to the choice law principles of such state.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

DONNELLY CORPORATION               NBD BANK


By: /s/William R. Jellison         By: /s/William C. Goodhue
   -----------------------             ---------------------
   William R. Jellison                 William C. Goodhue
   Its:  Vice President                Its:  Vice President

SOCIETE GENERALE                   NBD BANK, as Agent


By: /s/Joseph A. Philbin           By: /s/William C. Goodhue
   ----------------------             ----------------------
   Joseph A. Philbin                   William C. Goodhue
   Its:  Vice President                Its:  Vice President

THE FIRST NATIONAL BANK OF CHICAGO


By: /s/Patricia H. Besser
   ----------------------
   Patricia H. Besser
   Its:  Vice President/Senior
         Corporate Banker